Exhibit 16.1

July 22, 2024

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Ladies and Gentlemen:

We have read the statements made by YCQH Agricultural Technology Co. Ltd included under Item 4.01(a) of its Form 8-K dated July 22, 2024. We agree with the statements concerning our firm under Item 4.01(a). We are not in a position to agree or disagree with other statements contained therein.

Very truly yours,

/s/ Onestop Assurance PAC
Onestop Assurance PAC

Singapore